CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6900)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Announces Approximately $64 Million of Acquisitions at an

Average Cap Rate of 8.66%

New York, New York, July 12, 2012 – American Realty Capital Trust, Inc., (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today that it intends to acquire approximately $64 million of acquisitions consistent with its single tenant, long term, corporate credit, net lease investment strategy.

The portfolio, consisting of multiple sellers, includes a Shaw’s grocery store, seven Ruby Tuesday restaurants, 16 Family Dollar stores, five Dollar General stores, a Walgreens pharmacy, a FedEx distribution facility expansion, and a Fresenius distribution facility expansion. The portfolio has an average remaining lease term of approximately 12 years and is priced at an average cap rate of 8.66%. The acquisitions add three new tenants to the ARCT property portfolio, bringing the Company’s total number of discrete tenants to 64, while maintaining a 74% investment grade tenancy, and increasing the geographic presence to 44 states. The acquisitions are in line with the Company’s strategy to achieve a diversified portfolio with a 60% concentration in the retail sector.

“We are extremely pleased with the state of our acquisition pipeline,” offered William Kahane, CEO of the Company. “These recent acquisitions demonstrate our continuing ability to meet our external growth targets with high quality retail properties leased to corporate investment grade tenants.” The Company previously announced it expects to acquire approximately $100 million of new acquisitions, priced at an average cap rate of 7.80%, for the 12 months beginning April 1, 2012.

Kahane further commented, “Since listing the Company on the NASDAQ on March 1, 2012, we have been singularly focused on creating shareholder value. We began with the tender offer, followed by refinancing higher coupon mortgage debt with lower cost corporate borrowings. The ratings agencies have recognized the strength of our financial position with their recent upgrades. We are now accretively growing and diversifying our investment portfolio. These actions, together with the recent increase to our revolving line of credit, are all consistent with our mission to reduce our overall cost of capital, grow earnings per share, and increase our capacity to pay and consistently grow our dividend.”

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant freestanding commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.